                      Exhibit 99.1

Lifetime Brands, Inc. Acquires Fred® & Friends

GARDEN CITY, NY, December 21, 2012 – Lifetime Brands, Inc. (NasdaqGS: LCUT), a global provider of branded housewares products, today announced it has acquired the business and certain assets of Easy Aces, Inc., which operates under the name Fred® & Friends (“F&F”). F&F designs and markets novelty housewares and other products under the Fred® brand.

Fred® products include innovative and fun kitchen tools, tabletop accessories, party goods, personal accessories and desk and tech products. Fred® products are primarily distributed through independent specialty stores, selected major retailers and small chains, primarily in the U.S. and Canada.

Jeffrey Siegel, Lifetime’s Chairman, President and Chief Executive Officer commented,

“Lifetime’s access to international markets in Europe, Mexico, Brazil and China provides opportunities to introduce Fred® products into new markets and distribution channels. At the same time, Lifetime will benefit from F&F’s strong relationships with independent specialty stores, which should enable Lifetime to increase distribution of our recently introduced Savora® line of unique upscale kitchen tools and gadgets, which is targeted to this retail segment.”

Frederick A. Roses, F&F’s founder and “Head Fred,” said,

“Our very motivated and talented team looks forward to becoming a part of Lifetime. We’ll get to keep doing what we’re best at -- designing products that put smiles on peoples’ faces and working with our designers, suppliers and customers -- and let the folks at Lifetime take care of the rest.”

F&F’s website is www.fredandfriends.com. The company is located in Cumberland, Rhode Island.

The acquisition is expected to be accretive to the Company’s diluted earnings per share in 2013. Terms of the acquisition were not announced.

Forward-Looking Statements

In this press release, the use of the words “believe,” "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreements; the availability of funding under such credit agreements; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tabletop and other products used in the home. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, CasaMōda®, Cuisinart®, Cuisine de France®, Guy Fieri®, Hoffritz®, Kizmos™, Misto®, Pedrini®, Roshco®, Sabatier®, Savora™ and Vasconia®; respected tabletop brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Gorham®, International® Silver, Kirk Stieff®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and home solutions brands, including Fred®, Elements®, Melannco®, Kamenstein® and Design for Living™.  The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc. Laurence Winoker, Chief Financial Officer 516-203-3590 investor.relations@lifetimebrands.com	LHA Harriet Fried, SVP 212-838-3777 hfried@lhai.com